Exhibit 99.1

Contact:

Michael Grossi Comverse, Inc. michael.grossi@comverse.com +1-781-224-8030

Comverse Appoints Jacky Wu Chief Financial Officer

WAKEFIELD, Mass., April 30, 2015 - Comverse (NASDAQ: CNSI) today announced that Jacky Wu has been appointed Chief Financial Officer of the company, effective immediately, replacing Thomas Sabol, who will remain a consultant with the company through July 1, 2015 to help support a smooth transition.

“Tom Sabol has been a great asset to Comverse and the management team over the past three years, and we are very grateful for his dedication,” said Philippe Tartavull, President and Chief Executive Officer, Comverse. “In connection with the transformational measures we have announced that are fundamentally reshaping Comverse, we have agreed that now is the right time to transition the company to new financial leadership. Jacky Wu joined Comverse earlier this year as SVP of FP&A and Treasury, and has contributed significantly to our recent efforts. We are confident he will continue to guide our financial repositioning as we move forward into a new and exciting phase for Comverse.”

Mr. Wu joined Comverse after spending five years at American Tower Corporation, most recently as VP of Finance and M&A. During his tenure, the company doubled its asset portfolio, successfully converted to a REIT and consistently produced double-digit top-line growth. Mr. Wu has 15 years of experience in telecommunications industry finance, beginning with Verizon Communications. He is a graduate of Tulane University, with MBA and BS in Economics degrees.

About Comverse
Comverse empowers people to engage with each other, services, and things as part of their multi-device, digital lifestyle.  We help service providers and enterprises deliver and monetize innovative digital experiences through an award-winning portfolio of software solutions, backed by expert services. Our solutions touch more than two billion people through 450 service providers and enterprises in 125+ countries. You can find us at www.comverse.com

Forward-Looking Statements
Statements included or incorporated by reference in this press release may contain “forward-looking statements.” There can be no assurance that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include the risks described in the section entitled, “Forward-Looking Statements,” “Item 1A, Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K filed with the SEC on April 16, 2015 or in subsequently filed periodic, current or other reports. The company undertakes no commitment to update or revise forward-looking statements except as required by law.